Exhibit 10.(x)

EMPLOYMENT AGREEMENT

AGREEMENT dated as of this 1st day of August, 2005, by and between Crosstex International, Inc., a New York corporation (“Crosstex” or the “Company”) and Richard Allen Orofino (the “Employee”).

R E C I T A L S:

A.                                    Immediately prior to the date hereof, Employee served as President of the Company.

B.                                    Simultaneously herewith, the Company and its shareholders have entered into Stock Purchase Agreements (the “Purchase Agreements”) with Cantel Medical Corp., a Delaware corporation (“Cantel”), pursuant to which Cantel has acquired all of the issued and outstanding capital stock of the Company (the “Acquisition”).  As a result of the Acquisition, the Company has become a wholly-owned subsidiary of Cantel.

C.                                    The Company is desirous of continuing the employment of Employee and Employee is desirous of continuing his employment by the Company on the terms and conditions hereinafter set forth.

D.                                    Employee acknowledges that his agreement to enter into this Agreement, inclusive of the non-competition and non-interference provisions of Section 5 hereof, was a material inducement and condition to Cantel’s entering into the Purchase Agreements and consummating the Acquisition.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is hereby agreed by and between the Company and Employee as follows:

1.                                       Engagement and Term.  The Company hereby employs Employee and Employee hereby accepts such employment by the Company on the terms and conditions set forth herein, for the period commencing on the date hereof (the “Effective Date”) and ending, unless sooner terminated in accordance with the provisions of Section 4 hereof, on July 31, 2008 (the “Employment Period”), provided, however, that the term of Employee’s employment hereunder shall continue thereafter unless and until the Company or Employee shall have provided at least six months prior notice of termination to the other party.)  As used in this Agreement, the term “Contract Year” shall refer to the period commencing on the Effective Date and ending July 31, 2006 (with respect to the initial Contract Year) and each twelve-month period thereafter during the term of this Agreement.

2.                                      Scope of Duties.  Employee shall be employed by the Company as its President.  Employee shall have such authority, powers and duties customarily attendant upon such position and consistent with Employee’s historical duties with the Company.  If elected or appointed, Employee shall also serve, without additional compensation hereunder, in one or more offices of the Company and, if and when elected, as a director of the Company, provided that his duties and responsibilities are not inconsistent with those pertaining to his position as stated above.  Employee agrees to perform the duties associated with his employment to the best of his abilities, and shall faithfully devote his full business time and efforts so as to advance the best interests of the Company.  During the Employment Period, Employee shall not be engaged in any other business activity, whether or not such business activity is pursued for profit or other pecuniary advantage. Notwithstanding anything to the contrary contained herein, Employee may serve on the board of directors of not-for-profit entities, provided such entities are not competitors of the Company and such activities do not materially interfere with Employee’s duties hereunder.  Service on the board of directors of any other entities shall require prior consent of the Board of Directors of Cantel.  The principal place of employment of Employee shall be the executive offices of the Company in Hauppauge, New York.  In connection with his employment hereunder, Employer shall be entitled to the continued use of his existing office.  Notwithstanding anything herein to the contrary, it is understood and agreed that Employee shall only be obligated to work a four day work week.

3.                                       Compensation.

3.1.                              Base Salary.  In respect of services to be performed by Employee during the Employment Period, the Company agrees to pay Employee an annual base salary (“Base Salary”) of $300,000.  The Base Salary shall be payable at such regular times and intervals as the Company customarily pays its executive officers from time to time, but in no event less frequently than every second week.  In addition, the Base Salary shall be increased annually by an amount established by reference to the “Consumer Price Index for Urban Wage Earners and Clerical Workers, New York, New York, all items “Series A-01” published by the Bureau of Labor Statistics of the United States Department of Labor (the “Consumer Price Index”).  The base period shall be the month ended May 31, 2005 (the “Base Period”).  If the Consumer Price Index for the month of May in any Contract Year, commencing in 2006, is greater than the Consumer Price Index for the Base Period, then the Base Salary shall be increased, commencing on August 1 of the next Contract Year, to the amount obtained by multiplying Base Salary by a fraction, the numerator of which is the Consumer Price Index for the month of May of the year in which such determination is being made and the denominator of which is the Consumer Price Index for the Base Period.  During the Employment Period, Employee shall be entitled to receive such additional salary increases and bonuses as the President of Cantel may deem appropriate; provided that the Base Salary shall not be reduced during the Employment Period.

3.2.                              Other Benefits.

3.2.1.                     During the Employment Period, Employee shall be entitled to participate in all health, insurance and other benefit plans applicable generally to executive officers of the Company and (to the extent practicable) affiliates of the Company on the same basis as such officers, which benefits shall be at least as favorable as those in effect immediately prior to the Acquisition.

3.2.2.                     During the Employment Period, Employee shall be entitled to the use of an automobile leased or owned by the Company in connection with the Company’s business.  The make and model of the automobile shall be reasonably satisfactory to Employee, provided that the Company’s monthly payments in respect thereof (exclusive of the expenses referred to in the following sentence) shall not exceed $500.  In lieu of the foregoing, the Company may pay Employee an automobile allowance of $500 a month.  Employee shall be entitled to receive reimbursement for reasonable out-of-pocket expenses related to the automobile, including, without limitation, cost of gas, oil, insurance and other costs incurred by Employee in operating and maintaining the automobile; provided, however, that Employee shall be responsible for keeping appropriate records regarding the use of said automobile, as instructed by Cantel or its accountants.

3.2.3                        During the Employment Period, Employee will be entitled to paid vacations and holidays consistent with the Company’s policy applicable to executives generally.  All vacations shall be scheduled at the mutual convenience of the Company and Employee and shall in no event exceed two consecutive weeks without the prior approval of the President of Cantel.

3.2.4                        The Company will reimburse Employee for reasonable out-of-pocket expenses incurred in furtherance of the business of the Company (consistent with Cantel’s expense reimbursement policy in effect from time to time), including without limitation, entertainment, professional dues and similar items, upon the presentation of appropriate receipts or vouchers therefor, consistent with Cantel’s policy applicable to executives generally.

4.                                       Termination of Employment.  The provisions of Section 1 of this Agreement notwithstanding, the Company may terminate this Agreement and Employee’s employment hereunder in the manner and for the causes hereinafter set forth, in which event the Company shall be under no further obligation to Employee under this Agreement other than as specifically provided herein:

4.1.                              If Employee is absent from work or otherwise substantially unable to assume his normal duties for a period of sixty (60) successive business days or an aggregate of ninety (90) business days during any consecutive twelve-month period during the Employment Period because of physical or mental disability, accident, illness, or any other cause other than vacation or approved leave of absence, the Company may thereupon, or any time thereafter while such absence or disability still exists, terminate the employment of Employee hereunder upon ten (10) days’ written notice to Employee.  For purposes of this Agreement, “disability” shall have the same meaning as set forth in the Company’s disability policy for Employee or, if none exists, Employee shall be deemed disabled if he has been unable to perform his duties for the time periods set forth above, all as determined in good faith by a physician mutually selected by the Company and Employee.

4.2.                              In the event of the death of Employee, this Agreement shall immediately terminate.

4.3.                              If Employee (a) willfully discloses in a manner inconsistent with his duties hereunder material trade secrets or other material confidential information related to the business of the Company or otherwise willfully violates a covenant set forth in Section 5 hereof; (b)

willfully fails or refuses to carry out the business of the Company as lawfully directed or to substantially perform his duties with the Company after written demand for substantial performance is delivered to Employee by the President or Executive Vice President of Cantel, which demand specifically identifies the manner in which such officer believes that Employee has refused to carry out the Company’s business or not substantially performed his duties and which performance is not substantially corrected by Employee within thirty (30) days of receipt of such demand; (c) is convicted of, or shall have plead guilty or nolo contendere to, a felony or commits an act of dishonesty or moral turpitude, in the reasonable judgment of the Board of Directors of Cantel; or (d) abuses alcohol, prescription drugs or controlled substances in a manner interfering with the performance of Employee’s duties hereunder, after receipt from the Company of written notice of such abuse and, with respect to the first such notice only, failure to cure by Employee within thirty (30) days of such notice (provided, however, that there shall be no cure period if such abuse is related to or associated with an act of violence or injury to person or property), then the Company may, in addition to other rights and remedies available at law or equity, immediately terminate this Agreement upon written notice to Employee, with the “termination date” being the later of (i) the date of any such Company notice; or (ii) the expiration date of any relevant cure period.  Termination of Employee’s employment pursuant to the terms of this Section 4.3 shall be deemed for “cause.”

4.4.                              In the event Employee’s employment shall be terminated by reason of the provisions of subparagraph 4.1, 4.2 or 4.3 of this Section 4, then in such event, the Company shall have no further obligation under this Agreement to make any payments to Employee or to bestow any benefits on Employee after the termination date, other than payments and benefits accrued and due and payable to Employee prior to the termination date.  In the event Employee’s employment shall be terminated by the Company for any reason other than a reason set forth in 4.1, 4.2 or 4.3 (i.e., without cause) or by Employee for Good Reason, (as defined below), Employee shall be entitled to continue receiving all salary, medical benefits and other benefits set forth herein until the expiration of the Employment Period.

For purposes hereof, “Good Reason” shall mean, without Employee’s express written consent, the occurrence of any one or more of the following:

(i)                                     the assignment to Employee of duties of a substantial nature and on a continuous or regular basis that are materially inconsistent with the duties of Employee, other than an assignment that is withdrawn by the Company within ten (10) days of its receipt of written notice thereof provided by Employee, or his representative; or

(ii)                                  the Company requiring Employee to be based at a location which is at least fifteen (15) miles further from Employee’s principal place of employment in effect as of the date hereof without Employee’s consent; or

(iii)                               a material breach of the Agreement by the Company including, without limitation, a reduction in Employee’s Base Salary, and failure by the Company to cure such breach within thirty (30) days following receipt of such notice; or

(iv)                              the occurrence of a “Change of Control” (as defined below); provided, however, that Employee may terminate his employment in connection with a Change of Control only if he gives not less than thirty (30) days’ written notice of termination to the Company and such notice is given not more than ninety (90) days following the occurrence of a Change of Control.  “Change in Control” as used herein shall mean (1) the sale by Cantel of more than 50% of its ownership interest in the Company, (2) the sale by the Company of all or substantially all of its assets, or (3) the sale of the Company by Cantel through a merger, consolidation or other transaction whereby the Company is no longer a direct or indirect subsidiary of Cantel, provided in each such case that neither Employee nor an affiliate of Employee is directly or indirectly the party acquiring the Company (or its assets).

5.                                      Disclosure of Confidential Information, Assignment of Inventions, and Covenants Not to Compete.

The term “Company,” for purposes of this Section 5 only shall be deemed to include Cantel, Crosstex, Carsen Group Inc., Minntech Corporation, Biolab Equipment Ltd., Mar Cor Services, Inc., Saf-T-Pak, Inc., and other current or future affiliates of the Company, except where the context suggests, or it is expressly stated, otherwise.

5.1.                              Confidential Information.  Employee acknowledges that the Company possesses confidential information, know-how, customer lists, manufacturing, purchasing, merchandising and selling techniques and strategies, and other information used in its operations of which Employee has or will obtain knowledge, and that the Company will suffer serious and irreparable damages and harm if this confidential information were disclosed to any other party or if Employee used this information to compete against the Company.  Accordingly, Employee hereby agrees that except as required by Employee’s duties to the Company, Employee, without the consent of the President or Executive Vice President of Cantel, shall not at any time during or after the Employment Period disclose or use any secret or confidential information of the Company, including, without limitation, such business opportunities, customer lists, trade secrets, formulas, techniques and methods of which Employee currently has knowledge (whether learned by him as a director, officer, employee or shareholder of the Company or otherwise) or which he shall become informed during his employment hereunder, whether learned by him as an employee of the Company, as a member of its Board of Directors or otherwise, and whether or not developed by Employee, unless legally required to do so or such information shall be or becomes public knowledge other than as a result of Employee’s direct or indirect disclosure of the same.

5.2.                              Patent and Related Matters.

5.2.1.                     Inventions.  Employee will promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement and idea (whether or not shown or described in writing or reduced to practice), and device, design, apparatus, process, and work of authorship, whether or not patentable, copyrightable or registerable, which is made, developed, perfected, devised, conceived or first reduced to practice by Employee, either solely or in collaboration with others, during the Employment Period, whether or not during regular working hours (hereinafter collectively referred to as the

“Inventions”).  Employee, to the extent that he has the legal right to do so, hereby acknowledges that any and all of the Inventions are property of the Company and hereby assigns and agrees to assign to the Company any and all of Employee’s right, title and interest in and to any and all of the Inventions.

5.2.2.                     Limitation.  It is further agreed, and Employee is hereby notified, that the above agreement to assign the Inventions to the Company does not apply to an Invention for which no equipment, supplies, facility or confidential information of the Company was used and which was developed entirely on Employee’s own time, and

(i)                                     which does not relate (a) directly to the business of the Company or (b) to the Company’s actual or demonstrably anticipated research or development, or

(ii)                                  which does not result from any work performed by Employee for the Company.

5.2.3.                     Assistance.  Upon request and without further compensation therefor, but at no expense to Employee, and whether during the Employment Period or thereafter, Employee will do all lawful acts, including, but not limited to, the execution of documents and instruments and the giving of testimony, that in the reasonable opinion of the Company, its successors and assigns, may be necessary or desirable in obtaining, sustaining, reissuing, extending or enforcing United States and foreign copyrights and Letters Patent, including, but not limited to, design patents, on any and all of the Inventions, and for perfecting, affirming and recording the Company’s complete ownership and title thereto, and to reasonably cooperate otherwise in all proceedings and matters relating thereto.

5.2.4.                     Records.  Employee will keep complete, accurate and authentic accounts, notes, data and records of all the Inventions in the manner and form requested by the Company.  Such accounts, notes, data and records shall be the property of the Company, and upon its request, Employee will promptly surrender the same to it.

Upon the termination of his employment hereunder, Employee agrees to deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, accounts, calculations and copies thereof, which are the property of the Company or which relate in any way to proposed acquisition transactions (including property of the proposed target companies) or the business, products, practices or techniques of the Company, and all other property (e.g., computers and related equipment), trade secrets and confidential information of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company (or a supplier, customer, other business relation of the Company) or a proposed target company in an acquisition transaction, which in any of these cases are in his possession or under his control.

5.3.                              Non-Compete.  Employee agrees that in addition to the non-competition restrictions set forth in the Purchase Agreements that are binding on Employee in his capacity as a selling shareholder thereunder, during the Employment Period and for a period of two-years following the termination of Employee’s employment hereunder (the “Non-Complete/Non-Interference Period”), Employee will not, directly or indirectly, alone or with others, individually or through or by a corporate or other business entity in which he may be interested as a partner, shareholder, joint venturer, officer, director, employee or otherwise, own, manage, control, participate in, lend his name to, or render services to or for any business within the United States or Canada that is competitive with that of the Company, provided, however, that the foregoing shall not be deemed to prevent the ownership by Employee of up to three (3%) percent of any class of securities of any corporation which is regularly traded on any stock exchange or over-the-counter market.  Notwithstanding the definition of “Company” in the first paragraph of Section 5, for the purpose of this Agreement, a business activity competitive with the business of the Company shall include only the design, manufacture, marketing, sale, distribution or service of any of the following products:  (i) products designed, manufactured, marketed, sold, distributed or serviced by Crosstex or any subsidiary of Crosstex at any time during the Employment Period and (ii) any other product or product manufactured, marketed, sold, distributed or serviced by a Company other than Crosstex during the Employment Term where either (a) Employee has management or supervisory responsibility related thereto, or (b) such product is paper, plastic, or plastic derivative product manufactured or sold by Saf-T-Pak, or (c) such product is sold principally to the dental industry.

5.4.                              Non-interference.  Employee further agrees that during the Non-Compete/Non-Interference Period, he will not without prior written consent of the President or Executive Vice President of Cantel (i) induce or attempt to induce any other employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any other employee, or (ii) induce or attempt to induce any customer, supplier, distributor or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any customer, supplier, distributor, or other business relation and the Company.

5.5.                              Enforcement.  Employee agrees that the remedy at law for any breach of the covenants contained in Article 5 of this Agreement would be difficult to ascertain and therefore, in the event of breach or threatened breach of any such covenants, the Company, in addition to any other remedy, shall each have the right to enjoin Employee from any threatened or actual activities in violation thereof and Employee hereby consents and agrees that temporary and permanent injunctive relief may be granted in any proceedings that may be brought to enforce any such covenants without the necessity of proof of actual damages.  If any portion of the restrictions set forth in Article 5 of this Agreement should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.  Employee declares that the territorial and time limitations set forth, as well as the scope of the restrictions, in Sections 5.3 and 5.4 above are reasonable and properly required for the adequate protection of the Company.  In the event any such territorial or time limitation or scope of restriction is deemed to be unreasonable by a court of competent jurisdiction, the parties agree to the reduction of the territorial or time limitation or scope of restriction to the area or period or scope that such court shall deem reasonable.

6.                                       Indemnification.  The Company undertakes, to the extent permitted by law, to indemnify and hold Employee harmless from and against all claims, damages, losses and expenses, including reasonable attorneys’ fees and disbursements, arising out of the performance by Employee of his duties pursuant to this Agreement, in furtherance of the Company’s business and within the scope of his employment pursuant to the terms of, and to the maximum extent permissible under, the indemnification provision of Cantel’s by-laws.

7.                                       Miscellaneous Provisions.

7.1.                              Section headings are for convenience only and shall not be deemed to govern, limit, modify or supersede the provisions of this Agreement.

7.2.                              This Agreement is entered into in the State of New York and shall be governed pursuant to the law of the State of New York.  If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions hereof shall continue to be fully effective.  The party prevailing in any dispute in connection with this Agreement shall be entitled to be reimbursed for its reasonable counsel fees and expenses from the party not prevailing.

7.3.                              This Agreement contains the entire agreement of the parties regarding this subject matter.  There are no contemporaneous oral agreements, and all prior understandings, agreements, negotiations and representations are merged herein.

7.4.                              This Agreement may be modified only by means of a writing signed by the party to be charged with such modification.

7.5.                              Notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed duly given upon receipt by the party to whom sent at the respective addresses set forth below or to such other address as any party shall hereafter designate to the other in writing delivered in accordance herewith:

If to the Company:

Crosstex International, Inc.

c/o Cantel Medical Corp.

150 Clove Road

Little Falls, NJ 07424

United States

Attention: General Counsel

If to Employee:

Richard Allen Orofino

271 Asharoken Avenue

Northport, New York 11768

with a copy to

Ruskin Moscou Faltischek, P.C.
East Tower, 15th Floor
190 EAB Plaza
Uniondale, NY 11556
Attention: Irvin Brum, Esq.

7.6.                              This Agreement shall inure to the benefit of, and shall be binding upon, the Company, its successors and assigns, including, without limitation, any entity that may acquire all or substantially all of the Company’s assets and business or into which the Company may be consolidated or merged.  This Agreement may not be assigned by Employee.

7.7.                              This Agreement may be executed in separate counterparts, including via facsimile, each of which shall constitute the original hereof.

7.8.                              The execution and delivery of this Agreement by the Company has been authorized and approved by all requisite corporate action.

7.9.                              Employee acknowledges and agrees that, other than this Agreement, any and all employment agreements, consulting agreements, severance agreements, change of control agreements, or similar agreements under which he (or any entity in which he controls or is a beneficial owner) and the Company are parties, are hereby terminated effective immediately and null and void without any further obligation or liability by or to either party.

IN WITNESS WHEREOF, the parties have set their hands as of the date first above written.

CROSSTEX INTERNATIONAL, INC.

By:
Name: Gary Steinberg
Title: Executive Vice President

RICHARD ALLEN OROFINO